FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS REPORTS FOURTH QUARTER AND YEAR END 2014 RESULTS

OKLAHOMA CITY, OKLAHOMA, March 19, 2015 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter and year ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Increased Adjusted EBITDA to approximately $17.3 million in the fourth quarter 2014 compared to approximately $9.0 million in the fourth quarter 2013

•	Increased Distributable Cash Flow ("DCF") to approximately $10.5 million in the fourth quarter 2014 compared to approximately $4.6 million in the fourth quarter 2013

•	DCF per unit of approximately $0.63 per common unit resulting in a coverage ratio of 3.16x, which reflects the declared distribution of $0.20 in the fourth quarter of 2014

•	Increased total revenue to approximately $55.0 million in the fourth quarter 2014 compared to approximately $18.2 million in the fourth quarter of 2013

•	Continued build-out and integration of Oilfield Services division

"In 2014, the Partnership realized growth in both revenue and EBITDA, and more importantly, growth was achieved in both EBITDA and DCF on a per unit basis," said Kristian Kos, Chairman and Chief Executive Officer. "We completed multiple acquisitions throughout the year, highlighted by our acquisitions of Erick Flowback Services LLC and Rod's Production Services, L.L.C., which expanded our geographic footprint across premier oil and gas plays in the United States. We are pleased with our performance in 2014 and believe that with our downward revised distribution and strong balance sheet, we are well positioned for 2015."

Exploration and Production Operational Results
The following table reflects production, pricing and cost for the Exploration and Production ("E&P") division for the fourth quarter of 2014 compared to the fourth quarter of 2013 and the year ended December 31, 2014 compared to the year ended December 31, 2013.

	Three Months Ended December 31,		Years Ended December 31,

	2014	2013	2014	2013
Production volumes:
Oil (Bbls)	39,042	33,149	163,338	84,273
Natural gas (Mcf)	797,358	808,550	3,673,836	2,764,336
NGLs (Bbls)	210,400	201,803	885,117	790,234
Total production volumes (Boe)	382,335	369,710	1,660,761	1,335,230
Average daily volumes (Boe)	4,156	4,019	4,550	3,658

Average price:
Oil (per Bbl)	$70.69	$96.87	$91.26	$96.00
Natural gas (per Mcf)	3.27	3.67	4.23	3.62
NGL (per Bbl)	23.73	41.21	35.08	36.50
Total, excluding derivatives (per Boe)	27.09	39.21	37.02	35.15
Realized gain (loss) on derivative settlements (per Boe)	5.17	(2.84)	(1.07)	(1.44)
Total, including derivatives (per Boe)	$32.26	$36.37	$35.95	$33.71

Average production costs (per Boe)	$12.30	$10.63	11.21	$9.46
Average production tax (per Boe)	$1.29	$1.82	1.71	$2.00

Derivative Position
The following table reflects the Partnership's percentage of production hedged through 2016. We utilize fixed price swaps, collars and put options as part of our strategy to hedge the variability of oil, natural gas, and NGL prices. Additional information on our derivatives is available on our website, www.newsource.com, under the Investors tab.

	Oil	Natural Gas	NGLs	Total
2015	76%	67%	30%	58%
2016	28%	26%	—%	18%

Credit Facility and Year End Reserves
In November 2014, the borrowing base on our senior secured revolving credit facility was reduced from $102.5 million to $90.0 million as a result of our semi-annual redetermination. The borrowing base is dependent on our estimated oil, natural gas, and NGL reserves, which have declined as a result of lower commodity prices. As of December 31, 2014, our proved reserves were approximately 16.3 MMBoe. At our next redetermination, scheduled for April 2015, we expect further reduction to our borrowing base based on the current decline in commodity prices and related anticipated impact to our reserves. The precise amount of the reduction is not known at this time but the decrease could range from approximately $20 million to $30 million. Management believes it will obtain financing through additional debt or equity issuance that will address the reduction to the borrowing base.

Oilfield Services Results
Adjusted EBITDA for the Oilfield Services ("OFS") division was approximately $12.4 million in the fourth quarter of 2014 compared to $11.5 million in the third quarter of 2014. Revenue was approximately $44.6 million for the fourth quarter of 2014 with an average weekly rig count of 1,165 compared to $40.9 million in the third quarter of 2014 with an average weekly rig count of 1,166. The Oilfield Services division utilizes 139 total pressure control spreads, consisting of blowout prevention and flowback spreads. A blowout prevention spread generally consists of a semi-trailer that is specially configured with a pressure control service bed consisting of pressure pumps, winch assemblies and ancillary equipment necessary to perform our blowout prevention services. A flowback spread generally consists of a group of sand separators, manifolds, plug catchers, flowback tanks, and other ancillary equipment necessary to perform our flowback services. With the integration of EFS and RPS into our Oilfield Services division, we have expanded our pressure control oilfield service product lines, continuing to build these across the life cycle of the well in addition to growing our geographic footprint, including the premier basins in the United States. The Partnership's Oilfield Services division was established with the acquisition of MidCentral Energy Partners L.P. in November 2013. As such, information for the 2013 period is not comparable.

Cash Distributions
The Board of Directors of New Source's general partner declared a cash distribution for the fourth quarter of 2014 of $0.20 per unit, or $0.80 per year on an annualized basis. The fourth quarter distribution was paid on February 13, 2015, to all common unit holders of record on February 2, 2015.

2015 Guidance
The Partnership is reiterating guidance for both its E&P and Oilfield Services divisions for the full year 2015.

Oilfield Services Division		E&P Division
	FY2015E		FY2015E
Revenue ($ in millions)	$120.00 - $140.00	Production (Boe/d)	3,750 - 3,950
EBITDA Margin	21% - 25%	Production Taxes (% of Revenue)	5.25% - 5.75%
		Production Costs ($ per Boe)	$10.50 - $11.50

Company Outlook
"During the fourth quarter 2014 and continuing into the beginning of 2015, there has been significant pressure on commodity and oilfield services prices which has had an impact on our business," said Kristian Kos, Chairman and Chief Executive Officer. "We are controlling our costs by curtailing our drilling program at the current commodity prices and focusing on internal cost reduction efforts across both of our divisions. We continue to work with our customers to help them optimize their own cost structures. As a result of our efforts, we believe we will emerge more efficient as a result of the current downturn, and positioned to take advantage of any opportunities in 2015."

Use of Non-GAAP Financial Measures
New Source presents Adjusted EBITDA, DCF and Distributable Cash Flow Coverage Ratio (“Coverage Ratio”), which are non-GAAP financial measures, in this press release.  New Source defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization, accretion expense, impairment, non-cash compensation expense, acquisition and transaction fees, (gain) loss on derivative contracts net of cash received (paid) on settlement of derivative contracts and other non-recurring gains and losses.  New Source defines DCF as Adjusted EBITDA less cash interest expense and estimated maintenance capital expenditures, as defined below.  New Source calculates its Coverage Ratio using DCF generated during the period compared to the aggregate cash distributions paid with respect to the period.

Estimated maintenance capital expenditures represent New Source’s estimate of the amount of capital expenditures necessary to maintain the revenue generating capabilities of its assets at current levels over the long term.  Following the acquisition of MidCentral Energy Partners L.P. in November 2013, management and the Board of Directors changed the method of estimating maintenance capital expenditures to a calculation based on the estimated capital expenditures required to replace revenue generating assets (including production and producing reserves from its oil and natural gas operations and vehicles and other equipment from its oilfield services operations) on an individualized basis. With respect to its oil and natural gas operations, estimated maintenance capital expenditures represents the average cost to replace a barrel of oil equivalent, using the historical average finding and development costs over the preceding five-year period and the actual production volume for such period.  With respect to its oilfield services operations, estimated maintenance capital expenditures represent the estimated replacement costs for current equipment whose useful lives are scheduled to be completed during the given year.

New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. The tables included in this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP.  Investors should not consider Adjusted EBITDA, DCF or Coverage Ratio in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP.  Because Adjusted EBITDA, DCF and Coverage Ratio may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of Adjusted EBITDA and DCF to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Reconciliation of Adjusted EBITDA and DCF to Net (Loss) Income:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except coverage ratio)
Net (loss) income attributable to New Source Energy Partners L.P.	$(39,374)	$21,854	$(42,317)	$26,622
Interest expense	1,599	858	5,041	4,078
Franchise tax (benefit) expense (income tax benefit)	(36)	—	5	(12,126)
Depreciation, depletion and amortization	17,023	6,870	54,352	18,556
Accretion expense	108	64	327	209
Impairment of goodwill and other intangible assets (1)	59,000	—	59,000	—
Non-cash compensation expense	1,321	101	3,233	7,839
Acquisition and transaction fees	35	1,617	3,659	2,078
Other non-cash expense	591	—	585	—
Gain on investment in acquired business	—	(22,709)	(2,298)	(22,709)
(Gain) loss on derivative contracts, net	(11,467)	2,951	(10,707)	5,548
Cash received (paid) on settlement of derivative contracts	1,977	(1,051)	(1,773)	(1,929)
Change in fair value of contingent consideration	(13,524)	(1,600)	(9,031)	(1,600)
Adjusted EBITDA	17,253	8,955	60,076	26,566
Cash paid for interest	1,341	690	4,378	2,166
Estimated maintenance capital expenditures (2)	5,446	3,670	18,197	9,317
Distributable cash flow	$10,466	$4,595	$37,501	$15,083
Aggregate distributions for period	$3,312
Number of units (3)	16,558
DCF per unit	$0.63
Coverage Ratio(4)	3.16
__________
(1)Represents impairment of goodwill and other intangible assets associated with our Oilfield Services division.

(2)Amounts reflect management’s estimates of maintenance capital expenditures during the period presented. Future maintenance capital expenditures will vary depending on various factors, including, but not limited to, maintenance schedules and the timing of capital projects. Of the estimated maintenance capital expenditures for the three months ended December 31, 2014, approximately $3.1 million (382,335 Boe produced x $8.20 per Boe produced) relates to the Exploration and Production division and approximately $2.3 million relates to the Oilfield Services division.

(3) Since the fourth quarter cash distribution of $0.20 per unit is below the Partnership's declared minimum quarterly distribution of $0.525 per unit, distributions were not paid on Subordinated Units for the fourth quarter.

(4) Coverage ratio reflects the declared distribution of $0.20 in the fourth quarter of 2014.

Reconciliation of Adjusted EBITDA by Segment to Net Income (Loss) by Segment:

	Three Months Ended		Years Ended
	December 31, 2014		December 31, 2014
	E&P	OFS	E&P	OFS
	(in thousands)
Net income (loss) attributable to New Source Energy Partners L.P.	$21,362	$(60,736)	$21,942	$(64,259)
Interest expense	1,045	554	3,726	1,315
Franchise tax expense	—	(36)	—	5
Depreciation, depletion and amortization	5,313	11,710	24,786	29,566
Accretion expense	108	—	327	—
Impairment of goodwill and other intangible assets	—	59,000	—	59,000
Non-cash compensation expense	—	1,321	644	2,589
Acquisition and transaction fees	25	10	3,340	319
Other non-cash expense	—	591	—	585
Gain on investment in acquired business	—	—	(2,298)	—
Gain on derivative contracts, net	(11,467)	—	(10,707)	—
Cash received (paid) on settlement of derivative contracts	1,977	—	(1,773)	—
Change in fair value of contingent consideration	(13,524)	—	(9,031)	—
Adjusted EBITDA	$4,839	$12,414	$30,956	$29,120

Conference Call
A conference call for investors will be held Friday, March 20, 2015, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss the Partnership’s fourth quarter and year end 2014 results. Hosting the call will be Kristian B. Kos, Chairman and Chief Executive Officer, Dikran Tourian, President and Chief Operating Officer and Amber Bonney, Principal Accounting Officer.

The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers, (201) 689-8471. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176 or for international callers, (858) 384-5517. The pass code for the replay is 13604737. The replay will be available until April 3, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Partnership’s website at www.newsource.com in the Investors-Presentations link. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.

New Source Energy Partners L.P. – Investor & Media Contact
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com

New Source Energy Partners L.P.
Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
	(in thousands, except per unit amounts)
Revenues:
Oil sales	$2,760	$3,211	$14,906	$8,090
Natural gas sales	2,606	2,969	15,534	10,000
NGL sales	4,992	8,317	31,048	28,847
Oilfield services	44,616	3,738	104,155	3,738
Total revenues	54,974	18,235	165,643	50,675
Operating costs and expenses:
Oil, natural gas and NGL production	4,704	3,929	18,617	12,631
Production taxes	494	673	2,833	2,669
Cost of providing oilfield services	26,055	2,040	60,904	2,040
Depreciation, depletion and amortization	17,023	6,870	54,352	18,556
Accretion	108	64	327	209
Impairment of goodwill and other intangible assets	59,000	—	59,000	—
General and administrative	10,329	3,308	28,671	14,760
Change in fair value of contingent consideration	(13,524)	(1,600)	(9,031)	(1,600)
Total operating costs and expenses	104,189	15,284	215,673	49,265
Operating (loss) income	(49,215)	2,951	(50,030)	1,410
Other income (expense):
Interest expense	(1,599)	(858)	(5,041)	(4,078)
Gain (loss) on derivative contracts, net	11,467	(2,951)	10,707	(5,548)
Gain on investment in acquired business	—	22,709	2,298	22,709
Other (expense) income	(27)	3	(9)	3
(Loss) income before income taxes	(39,374)	21,854	(42,075)	14,496
Income tax benefit	—	—	—	12,126
Net (loss) income	(39,374)	21,854	(42,075)	26,622
Less: net income attributable to noncontrolling interest	—	—	242	—
Net (loss) income attributable to New Source Energy Partners L.P.	$(39,374)	$21,854	$(42,317)	$26,622

Net income prior to purchase of properties from New Source Energy on February 13, 2013				$5,303
Net (loss) income subsequent to purchase of properties form New Source Energy on February 13, 2013 and allocable to units	$(39,374)	$21,854	$(42,317)	$21,319

Net (loss) income per unit:
Net (loss) income per general partner unit	$(2.11)	$2.05	$(2.64)	$1.88
Net (loss) income per subordinated unit	$(2.31)	$2.05	$(2.84)	$1.86
Net (loss) income per common unit	$(2.11)	$2.05	$(2.64)	$2.42

New Source Energy Partners L.P.
Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
	(in thousands, except unit amounts)
ASSETS
Current assets:
Cash	$5,504	$7,291
Restricted cash	350	—
Accounts receivable	38,784	12,609
Derivative contracts	8,248	130
Inventory	4,236	162
Other current assets	3,116	822
Total current assets	60,238	21,014

Oil and natural gas properties, at cost using full cost method of accounting:
Proved oil and natural gas properties	332,413	291,829
Less: Accumulated depreciation, depletion, and amortization	(153,734)	(128,961)
Total oil and natural gas properties, net	178,679	162,868
Property and equipment, net	68,886	8,166
Intangible assets, net	56,377	35,009
Goodwill	9,315	23,974
Derivative contracts	1,818	660
Other assets	2,152	3,019
Total assets	$377,465	$254,710

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,326	$3,267
Accounts payable-related parties	4,237	8,221
Factoring payable	13,152	1,907
Contingent consideration payable	11,572	—
Derivative contracts	—	3,167
Current portion of asset retirement obligations	113	—
Current portion of long-term debt	11,825	719
Total current liabilities	56,225	17,281
Long-term debt	95,218	80,014
Contingent consideration payable	10,801	6,320
Asset retirement obligations	3,568	3,455
Other liabilities	339	387
Total liabilities	166,151	107,457
Commitments and contingencies
Unitholders' equity:
Common units (16,160,381 units issued and outstanding at December 31, 2014 and 9,599,578 units issued and outstanding at December 31, 2013)	231,510	151,773
Common units held in escrow	(6,955)	—
Subordinated units (2,205,000 units issued and outstanding at December 31, 2014 and 2013)	(28,717)	(17,334)
General partner's units (155,102 units issued and outstanding at December 31, 2014 and 2013)	(1,944)	(1,174)
Total New Source Energy Partners L.P. unitholders' equity	193,894	133,265
Noncontrolling interest	17,420	13,988
Total unitholders' equity	211,314	147,253
Total liabilities and unitholders' equity	$377,465	$254,710